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                                                                      Exhibit 11
                                     MEDITRUST
                         STATEMENT REGARDING COMPUTATION OF PER
                             SHARE EARNINGS (000 omitted
                             except for per share amounts)

                                                             Quarter ended
                                                               March 31,
                                                           -----------------
                                                           1995         1994
                                                           ----         ----
Primary
Weighted average shares                                   40,594        33,438
Dilutive effect of:
     Stock options                                            65           103
     Warrants                                                               49
                                                         -------       -------
Weighted average number of shares and
     equivalent shares outstanding                        40,659        33,590
                                                         =======       =======

Net income                                               $24,183       $17,705
                                                         =======       =======

Net income per share (A)                                    $.59         $0.53
                                                         =======       =======

(A) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

Fully Diluted

Weighted average number of shares used
  in primary calculation                                  40,659        33,590
Assumed conversion of debentures                           6,675         6,652
                                                         -------       -------

Fully diluted weighted average shares
     and equivalent shares outstanding                    47,334        40,242
                                                         =======       =======

Net income                                               $24,183       $17,705
Interest and debt amortization on assumed
      conversion of debentures                             4,472         4,259
                                                         -------       -------

Adjusted net income for fully diluted calculation        $28,655       $21,964
                                                         =======       =======

Net income per share (B)                                    $.61         $0.55
                                                         =======       =======

(B) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces anti-dilutive results.

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